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                                                                      Exhibit 11

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES

          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE

                                                           Nine Months Ended                       Year Ended
                                                      ---------------------------   ------------------------------------------
                                                      November 30,   November 30,   February 28,   February 28,   February 28,
                                                         1995           1994           1995           1994           1993
                                                      ------------   ------------   ------------   ------------   ------------
Net income (loss) available for
  common shareholders                                 $     11,000   $ (2,334,000)  $ (3,815,000)  $(25,322,000)  $  3,346,000
                                                      ============   ============   ============   ============   ============

Weighted average of common shares
  outstanding not included in
  amounts below                                         21,118,537     20,945,450     20,957,443     20,885,622     21,271,943

Weighted average of common shares
  issuable pursuant to an agreement
  in connection with the termination
  of the employment of an employee                         384,050             --             --             --             --
                                                      ------------   ------------   ------------   ------------   ------------

Weighted average of common and
  common equivalent shares
  outstanding, as adjusted                              21,502,587     20,945,450     20,957,443     20,885,622     21,271,943
                                                           or             or             or             or             or
                                                        21,503,000     20,945,000     20,957,000     20,886,000     21,272,000
                                                      ============   ============   ============   ============   ============

Net income (loss) per common share                           $0.00         $(0.11)        $(0.18)        $(1.21)         $0.16
                                                      ============   ============   ============   ============   ============
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